MARK C. MIRKEN
EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (the “Agreement”), dated as of September 4, 2007, by and among Millennium Biotechnologies, Inc., a Delaware corporation (“Company”), Millennium Biotechnologies Group Inc. (“Group”) and Mark C. Mirken (“Executive”).

WHEREAS, the Company is a research-based nutraceutical company and a pioneer in the emerging field of specialized nutritional supplements;

WHEREAS, the Company is a wholly owned subsidiary of Group, a publicly held company;

WHEREAS, the Company desires to employ the Executive initially as its President and Chief Operating Officer and, subject to certain conditions herein, as its Chief Executive Officer, and Executive desires to be so employed by the Company, on the terms and conditions herein provided.

WHEREAS, the Executive, for no additional compensation, has agreed to serve as the President of Group.

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements of the parties herein contained, the parties hereto agree as follows:

1. Employment. During the term of this Employment Agreement, as defined in section “2” hereof (the “Term”), the Company shall employ the Executive, and the Executive shall render services to the Company as its President and Chief Operating Officer and shall report directly to the Board of Directors of the Company and Group. The Executive shall have such duties as are consistent with the positions of President. Executive shall devote his full time to the performance of his duties under this Employment Agreement and shall perform them faithfully, diligently and competently. The Executive represents and warrants that neither the execution by him of this Agreement nor the performance by him of his duties and obligations hereunder will violate any agreement to which he is a party or by which he is bound. At such time as the Company has achieved revenues in excess of $1,250,000 in any fiscal quarter during the Term, the Executive shall also assume the position of Chief Executive Officer and shall become a member of the Board of Directors of the Company and Group without change in the compensation provided hereunder.

2. Term of Employment. Unless earlier terminated as provided in this Employment Agreement, the term of Executive's employment under this Employment Agreement (the “Term”) shall commence on the date hereof (the “Effective Date”) and continue until three years from the date hereof, provided the Executive shall have the right to extend the Term for two additional years upon written notice to the Company given at least 180 days prior to the expiration of the original three year Term hereof.

3. Compensation.

(a) Base Salary. Company shall pay to Executive throughout the Term an annual salary (the “Base Salary”) payable monthly on the 15th day of each month during the Term. The Base Salary shall be at the rate of $350,000 per year.

(b) Bonus. (i) In addition to the Base Salary, during the Term, the Company shall pay to Executive an annual bonus (the “Bonus”), payable within ninety days after the end of each fiscal year of the Company. The Bonus shall equal the dollar amount set forth in the following schedule (“Bonus Schedule”) which corresponds to the Company’s gross sales for the fiscal year in which the sales objective was met. The gross sales shall be determined in accordance with the Company’s annual financial statement as certified by the Company’s accountants.

Bonus Schedule

Gross Sales	Annual Bonus
Under 5,000,000	0
5,000,000	$100,000.00
8,000,000	$250,000.00
11,000,000	$425,000.00
15,000,000	$600,000.00
20,000,000	$750,000.00
25,000,000	$900,000.00
30,000,000	$1,050,000.00
35,000,000	$1,175,000.00
40,000,000	$1,300,000.00
45,000,000	$1,425,000.00
50,000,000	$1,550,000.00
55,000,000	$1,675,000.00
60,000,000	$1,800,000.00
65,000,000	$1,925,000.00
70,000,000	$2,055,000.00
75,000,000	$2,185,000.00
80,000,000	$2,315,000.00
85,000,000	$2,445,000.00
90,000,000	$2,585,000.00
95,000,000	$2,725,000.00

All amounts specified in this agreement are in US Dollars.

(ii) For gross sales in excess of $100,000,000, the amount of any additional bonus, if any, shall be within the discretion of the Board of Directors of the Company.

4. Benefits.

(a) General Fringe Benefits. Executive shall be entitled to participate in the life, hospitalization, health, accident and disability insurance plans, health programs, pension plans, and other benefit and compensation plans, which are or which may become generally available to senior executives of the Company from time to time.

(b) Reimbursements. Company shall pay or reimburse Executive for all reasonable expenses actually incurred or paid by Executive during the Term in the performance of Executive's duties to Company upon presentation by Executive of expense statements or vouchers.

(c) Automobile. Company shall pay Executive $2,000.00 per month as full reimbursement for any and all expenses relating to the use of an automobile during the Term in the performance of Executive's duties to Company, including insurance, maintenance and garage.

    (d) Vacation. The Executive shall be entitled to fifteen (15) days paid vacation each year during the Term in accordance with the applicable policies of the Company.

5. Options. Within 30 days following the end of each fiscal year during the Term, Group shall issue to the Executive three year Options to purchase at an exercise price of $.01 per share, a number of shares of common stock of Group as shall equal the greater of (i) one percent of all issued and outstanding shares of common stock of Group at the end of such fiscal year, for each $20,000,000 incremental increase in gross sales for such fiscal year which is in excess of the prior high point of gross sales reported in any prior fiscal year by the Company; or (ii) one percent of all issued and outstanding shares of common stock of Group at the end of such fiscal year, for each $30,000,000 increase in market capitalization of Group over and above the high point of market capitalization of Group for any fifteen consecutive trading days preceding such fiscal year. “Market Capitalization” shall mean the average closing bid price for common stock of Group for the fifteen trading days prior to the end of such fiscal year multiplied by all outstanding shares of common stock of Group.

6. Signing Bonus. The Company shall pay Executive a Signing Bonus in the amount of $100,000 and Group shall issue 6,000,000 shares of its Common Stock to the Executive upon execution of this Agreement.

7. Gross Up Provision: The Executive’s Base Compensation shall be “grossed-up” to create a neutral tax impact, if any, on the issuance of any shares or options to the Executive under this Agreement.

8. Relocation Expense. The Company shall pay temporary housing expenses of the Executive not to exceed $12,750 per month for one year; and shall reimburse the Executive for moving and relocation expenses from Dallas to New Jersey, such expenses not to exceed $15,000.

9. Termination of Employment.

(a) Death. Executive's employment shall terminate upon his death, and in such event, the estate or other legal representative of Executive shall be entitled to receive
(A) Executive's Base Salary for a period equal to the lesser of (i) three months from the date of death or (ii) the balance of the Term; (B) all compensation and any Options which have been granted to the Executive and benefits that are accrued and unpaid as of the date of death.

(b) Termination by Company. Executive's employment may be terminated at the option of Company by notice to Executive (i) as a result of Executive's disability as provided in section 9(c) hereof, or (ii) for Acause@ as defined and provided in section 9(d) hereof.

(c) Disability. As used in this Employment Agreement, the term Adisability@ shall mean a physical or mental disability or incapacity, whether total or partial, of Executive that, in the good faith determination of Company's Board of Directors or based upon reasonably competent medical advice, has prevented him from performing substantially all of his duties under this Employment Agreement during a period of 30 days during any twelve month period. If Company shall terminate Executive's employment pursuant to this section 9(c), Executive shall be entitled to continue to receive his Base Salary for a period of three months from the date of termination (but not exceeding the balance of the Term), as well as (A) all compensation and benefits that are accrued and unpaid as of the date of disability; and (B) any Options which have been granted to the Executive.

(d) Discharge for ACause@. If Executive (A) neglects his duties hereunder in a material manner and such neglect shall not be discontinued within five (5) business days after written notice to Executive thereof; (B) is convicted of a felony or other crime involving fraud, moral turpitude or material loss to the Company; (C) materially breaches his affirmative or negative covenants or undertakings hereunder and such breach shall not be remedied within five (5) business days after written notice to Executive thereof; or (D) in bad faith, commits any act or omits to take any action, to the material detriment of Company; then Company may at any time by notice terminate Executive's employment hereunder for "cause"; and Executive shall have no right to receive any compensation or benefit from Company hereunder on and after the effective date of such notice, except for his Base Salary through the date of termination,) Bonus that is accrued and unpaid as of the date of termination; any Options which have been granted to the Executive as of the date of Termination.

(e) Termination by Executive for Good Reason. In the event of: (i) a sale of all or substantially all of the ownership interests or assets of Company, (ii) a merger or consolidation of the Company with any other corporation or entity in which the shareholders of the Company own less than 51% of the stock of the controlling or surviving entity following such merger or consolidation; (iii) a Achange-in-control@ of the Company, defined as any person or entity becoming a Abeneficial owner@ (as defined in Rule 13d-3 of the Securities Exchange Act of 1934, as amended from time to time) directly or indirectly of securities of the Company representing 50% or more of the combined voting power of the Company's then outstanding securities; (iv) Company's materially breaching its affirmative or negative covenants or undertakings hereunder and such breach shall not be remedied within fifteen (15) days after notice to Company thereof (which notice shall be signed by Executive and refer to a specific breach of this Employment Agreement); (v) a reduction in the nature or scope of Executive's titles, authorities, powers, duties, or responsibilities hereunder; or (vi) the removal of Executive as a member of the Board of Directors of Company or Group (following his appointment to such Boards as provided herein), unless such removal occurs after the termination of Executive's employment for Acause@, then Executive may at any time by notice terminate Executive's employment hereunder for Agood reason@. In the event of such termination or in the event the Company shall terminate the Executive’s employment without cause, the Company shall pay to Executive (A) his Base Salary through the date of the end of the contract term or end of the extension period should the termination without cause occur during an extension period, (B) Bonus that is accrued and unpaid as of the date of termination; and (C) any Options which have been granted to the Executive as of the date of Termination.

(f) Termination Benefits.

(i) Upon the expiration of the Term or the termination of Executive's employment for any reason hereunder, the rights and benefits of Executive under Company's employee benefit plans and programs shall be determined in accordance with the provisions of such plans and programs.

10. Prohibited Activities.

(A) Non-Compete Period. For the purposes of this Employment Agreement, the term "Non-Compete Period" shall mean the Term, and if Executive's employment is terminated by Company for "cause" or due to Executive’s disability, by Executive without "good reason", an additional period of one (1) year from and after the date of termination.

(B) Non-competition. During the Non-Compete Period, Executive shall not directly or indirectly compete with, be engaged in the business of, be employed by, act as a consultant to, or be a director, officer, employee, owner or partner of, any person or entity which is engaged in the primary business of the Company at such time and in the territories served by the Company in such business during the Non-Compete Period.

(C) Solicitation of Employees. During the Non-Compete Period, Executive shall not directly or indirectly employ, or solicit to leave Company's employ, or solicit to join the employ of another person or entity (including any such person or entity owned or controlled, directly or indirectly, by Executive) any employee of Company or any person who has been such an employee during the twelve months preceding Executive's date of termination.

(D) Confidential Information. During and at all times subsequent to the Term, Executive shall keep secret and shall not exploit or disclose or make accessible to any person or entity, except in furtherance of the business of Company, and except as may be required by law or legal process, any confidential business information of any type that was acquired or developed by either Company or any of its subsidiaries or affiliates, or Executive, prior to or during the Term. In addition, the term Aconfidential business information@ shall not include information which (i) is or becomes generally available to the public other than as a result of a disclosure by Executive; or (ii) was available to Executive prior to any employment by Company as a result of his general business experience.

(E) Divisibility. The provisions contained in this section 10 as to the time period and scope of activities restricted shall be deemed divisible, so that if any provision contained in this section is determined to be invalid or unenforceable, that provision shall be deemed modified so as to be valid and enforceable to the full extent lawfully permitted.

(F) Relief. Executive acknowledges that the provisions of this section are reasonable and necessary for the protection of Company and that Company will be irreparably damaged if such covenants are not specifically enforced. Accordingly, it is agreed that Company will be entitled to injunctive relief for the purpose of restraining Executive from violating such covenants (and no bond or other security shall be required in connection therewith), in addition to any other relief to which Company may be entitled.

11.	Work for Hire.

Any and all formulations, devices, materials, technology or other inventions (collectively AInventions@) made, developed or created by the Executive (whether at the request or suggestion of the Company or otherwise, whether alone or in conjunction with others, and whether during regular hours of work or otherwise) during the Term, will be promptly and fully disclosed by the Executive to the Company and shall be the Company=s exclusive property. The Executive will promptly deliver to the Company all papers, drawings, models, data and other material relating to any Invention made, developed or created by him as aforesaid. The Executive acknowledges that any Inventions developed, made, or created by the Executive during the Term shall be deemed AWorks for Hire@ and that the Company shall have the exclusive right to copyright, patent or otherwise protect such Inventions.

Executive agrees to assign to the Company its successors, legal representatives and assigns all rights, including patent rights, in and to any such Inventions and further agrees to cooperate with the Company if the Company pursues patent protection for such Inventions. Specifically, and without limitation, Executive agrees to communicate to the Company any facts known to the Executive respecting said Invention, to sign all lawful papers, to execute all divisional, continuing and reissue applications, to make all declarations and to generally do everything possible to assist the Company to obtain and to enforce patent rights for said Invention in the United States and abroad.

12. Miscellaneous.

  (A) Survival. The covenants and agreements set forth in this Employment Agreement shall survive Executive's termination of employment.

(B) Headings. The section headings of this Employment Agreement are for reference purposes only and are to be given no effect in the construction or interpretation of this Employment Agreement.

(C) Assignment. This Employment Agreement shall not be assignable by Executive without the prior written consent of Company, and shall inure to the benefit of and be binding upon Executive and his legal representatives.

(D) Governing Law. This Employment Agreement shall be governed by and construed in accordance with the law of the State of New York applicable to agreements made and to be performed in that State, without reference to its principles of conflicts of law.

(E) Arbitration; Consent to Jurisdiction. Any controversy or claim arising out of or relating to this Employment Agreement including, without limitation, the interpretation or the breach thereof, shall be settled by arbitration in the City, County and State of New York in accordance with the Commercial Arbitration Rules of the American Arbitration Association then obtaining, and judgment upon the award rendered by a panel of three (3) Arbitrators may be entered in any court having jurisdiction thereof. Notwithstanding the foregoing, this agreement to arbitrate shall not bar either party from seeking temporary or provisional remedies in any Court having jurisdiction thereof. Company and Executive hereby consent and submit to the personal jurisdiction of the United States District Court for the Southern District of New York and any New York State court of competent jurisdiction located in New York County, New York in any suit, action or proceeding (other than as provided in the first sentence of this section) arising out of or relating to this Employment Agreement.

(F) Notices. All notices, requests, demands and other communications (collectively, "Notices") that are required or may be given under this Employment Agreement, shall be in writing, signed by the party or the attorney for that party. All Notices shall, except as otherwise specifically provided herein to the contrary, be deemed to have been duly given or made: if by hand, immediately upon delivery; if by telecopier or similar device, immediately upon sending, provided notice is sent on a business day during the hours of 9:00 a.m. and 6:00 p.m. E.S.T., but if not, then immediately upon the beginning of the first business day after being sent; if by Federal Express, Express Mail or any other overnight delivery service, one day after being placed in the exclusive custody and control of said courier; and if mailed by certified mail, return receipt requested, five (5) business days after mailing. All notices are to be given or made to the parties at the following addresses (or to such other address as either party may designate by notice in accordance with the provisions of this section):

If to Company or Group at:

Millennium Biotechnologies, Inc.
665 Martinsville Road, Suite 219
Basking Ridge, NJ 07920
Telephone: 908-630-8700
Facsimile: 908-630-0653

with a copy to:

Silverman Sclar Shin & Byrne PLLC
381 Park Avenue South, 16th Floor
New York, New York 10016
Telephone: (212) 779-8600
Facsimile: (212) 779-8858

If to Executive at:

Mark C. Mirken
3535 Gillespie Unit 203
Dallas, TX 75219

(G) Enforceability. If any provision of this Employment Agreement is invalid or unenforceable, the balance of this Employment Agreement shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances.

(H) Waiver. The failure of a party to this Employment Agreement to insist on any occasion upon strict adherence to any term of this Employment Agreement shall not be considered to be a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Employment Agreement. Any waiver must be in writing.

(I) Complete Agreement. This Employment Agreement supersedes any prior or contemporaneous agreements between the parties with respect to its subject matter, is intended as a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter, and cannot be changed or terminated orally.

(J) Indemnification:  In the absence of the Company’s ability to provide Directors and Officers Insurance, the Company will hereby indemnify and hold-harmless the Executive from any claims or litigation which would normally protect the Executive under the umbrella of a standard Directors and Officers Insurance policy

[signature page follows]

IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the date first above written.

MILLENNIUM BIOTECHNOLOIES GROUP, INC.
MILLENNIUM BIOTECHNOLOGIES, INC.

By:	/s/ Jerry E. Swon
Jerry E. Swon
Chief Executive Officer

By:	/s/ Mark C. Mirken
Mark C. Mirken
Executive